EXHIBIT 16.1

July 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

        We have read the second paragraph of Item 4 in the Form 8-K, dated July 1, 2002, of Vision-Sciences, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,
/s/ Arthur Andersen LLP
Arthur Andersen LLP